Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

TAXUS CARDIUM PHARMACEUTICALS GROUP INC.

WITH AND INTO

CARDIUM THERAPEUTICS, INC.

Pursuant to Section 253 of the

General Corporation Law of the State of Delaware

Cardium Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Taxus Cardium Pharmaceuticals Group Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (the “Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation under the name of Taxus Cardium Pharmaceuticals Group Inc.:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Merger Sub is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of each class of capital stock of the Merger Sub.

THIRD: The Board of Directors of the Corporation, by resolutions adopted and reflected in the attached Annex 1, duly determined to merge the Merger Sub with and into the Corporation and to effect a change of the Corporation’s name to Taxus Cardium Pharmaceuticals Group Inc. in connection with such merger pursuant to Section 253 of the DGCL.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

FIFTH: The amended and restated certificate of incorporation of the Corporation, as amended and in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation, except that Article I thereof shall be amended to read in its entirety as follows:

“ARTICLE I: The name of this corporation is Taxus Cardium Pharmaceuticals Group Inc. (the ‘Corporation’).”

SIXTH: This Certificate of Ownership and Merger shall be effective as of 12:01 a.m. Eastern time on March 17, 2014.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 14th day of March 2014.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Name:	Christopher J. Reinhard
Title:	Chief Executive Officer

Annex 1

RESOLUTIONS OF

THE BOARD OF DIRECTORS

OF THE CORPORATION

WHEREAS, it has been deemed advisable and in the best interests of Cardium Therapeutics, Inc. (the “Company”) to change the name of the Company from Cardium Therapeutics, Inc. to Taxus Cardium Pharmaceuticals Group Inc. (the “Name Change”),

WHEREAS, the Name Change and related matters was authorized, ratified and approved, including all transactions and agreements contemplated thereby, with such changes or modifications as any of the was Company’s Chief Executive Officer, Chief Business Officer and Chief Financial Officer (each, a “Designated Officer”, and, collectively, the “Designated Officers”), acting individually or together with the advice of counsel, may deem advisable in their sole discretion that is consistent with the substantive terms of resolutions of the Board of Directors of the Company;

WHEREAS, in connection with and to effect the Name Change pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (“DGCL”), the Company desires to form a wholly-owned subsidiary, Taxus Cardium Pharmaceuticals Group Inc., a Delaware corporation (the “Subsidiary”), to merge with and into the Company pursuant to the provisions of Section 253 of the DGCL, so that the Company will be the surviving corporation following the merger (the “Merger”); and

NOW, THEREFORE, BE IT, RESOLVED, that pursuant to the foregoing recitals and previously adopted resolutions, the Name Change is authorized and approved.

RESOLVED FURTHER, that the Company shall cause the Subsidiary to be formed under the DGCL.

RESOLVED FURTHER, that pursuant to Section 253 of the DGCL, the Company shall merge the Subsidiary with and into itself, so that the Company possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations.

RESOLVED FURTHER, that, in connection with the Merger, the name of the Company shall be changed to Taxus Cardium Pharmaceuticals Group Inc.

RESOLVED FURTHER, that any Designated Officer of the Company be, and such officer hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger in the office of the Secretary of State of Delaware.

RESOLVED FURTHER, that the effective date of the Certificate of Ownership and Merger, the Merger and the Name Change provided for in the Certificate of Ownership and Merger shall be March 12, 2014, or any later date as determined by an authorized officer of the Company.

RESOLVED FURTHER, that in connection with the Name Change, the authorized officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to file any and all notices and filings with the U.S. Securities and Exchange Commission, the Company’s trading market or exchange, the Company’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state or local tax authority, and to obtain a new CUSIP number, and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing.

RESOLVED FURTHER, that, in connection with the Name Change, the Designated Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to execute and file any and all documents required to effectuate the Name Change in any U.S. state or territory in which the Company is authorized to do business.

RESOLVED FURTHER, that in connection with the Name Change, the stock certificates representing the Company’s common stock, par value $0.0001 per share per share, shall be modified to reflect the name Taxus Cardium Pharmaceuticals Group Inc., and such modified stock certificates are hereby authorized and approved; and that a new form of corporate seal, reflecting the name Taxus Cardium Pharmaceuticals Group Inc., is adopted and approved.

RESOLVED FURTHER, that in connection with the Name Change, the Designated Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the Company.

RESOLVED FURTHER, that in connection with the Name Change, the Designated Officers of the Company be, and each of them hereby is, authorized and empowered, for and on behalf of the Company, to amend and restate the Company’s bylaws, employee benefits plans, corporate governance documents, and any and all other necessary documents to reflect the new name of the Company.